SUNAMERICA SENIOR FLOATING RATE FUND, INC.
RESPONSE TO ITEM 77 FOR THE CURRENT
FILING OF N-SAR (Period Ended December 31, 2007)


SUB-ITEM 77Q1(e) - COPIES OF AMENDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS


AMENDMENT TO SUBADVISORY AGREEMENT


      This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of
August 27, 2007, by and among AIG SUNAMERICA ASSET MANAGEMENT
CORP., a Delaware Corporation (the "Adviser"), and AIG GLOBAL INVESTMENT CORP., a New Jersey Corporation (the "Subadviser").

W I T N E S S E T H:

	WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 12, 2005, as amended, pursuant to which the Subadviser furnishes investment advisory services to the SunAmerica Senior Floating Rate Fund, Inc. (the "Fund");

      WHEREAS, the parties desire to amend the Subadvisory Agreement to comply with the requirements of rules 17a-10, 10f-3, 12d3-1 and 17e-1 under the Investment Company Act of 1940, as amended, relating to certain exemptions available for transactions with subadvisory affiliates; and

      WHEREAS, the Board of Directors of the Fund has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Fund.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The following provision is inserted after the last sentence in Section
        2(a) in the Subadvisory Agreement:

"The Subadviser represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Fund, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Fund, concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the 1940
Act."

2.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.


IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.





				AIG SUNAMERICA ASSET MANAGEMENT CORP.


				By:_______________________________________
				Name:	Peter A. Harbeck
				Title:	President & CEO


				AIG GLOBAL INVESTMENT CORP.


				By:_______________________________________
				Name:
				Title:







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